RETIREMENT AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Retirement Agreement and General Release of Claims (this “Agreement”) is made by and between Casey’s General Stores, Inc. (“Casey’s”), and Julia L. Jackowski (“Employee”) (individually a “Party,” collectively the “Parties”), with respect to the following:

A.    Employee is retiring effective October 31, 2021 (the “Retirement Date”).

B.    In consideration of the covenants, promises, obligations, releases and conditions set forth below, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, it is mutually agreed upon by and between the Parties, the following:

TERMS

1.Retirement. Employee is retiring from Casey’s effective as of the Retirement Date.  As of the Retirement Date, Employee will cease to be employed by, or to serve as, Chief Legal Officer and Secretary of, Casey’s.  Effective as of the Retirement Date, Employee hereby unconditionally and irrevocably resigns from all other offices, titles, positions and appointments at Casey’s and any of its subsidiaries and affiliates, including as a director, manager, officer, employee, committee member or trustee thereof.

2.Effective Date. The effective date of this Agreement shall be upon the expiration of the revocation period set forth in Section 4, which is the eighth day after it is executed by Employee (the “Effective Date”). If this Agreement is revoked, no Payments (as defined below) will be made and this Agreement will become null and void.

3.Payments. Employee will be entitled to (a) fifty thousand dollars ($50,000), which equates to a COBRA equivalent amount of 18 months, regardless of whether Employee elects COBRA continuation coverage, and (b) one hundred thousand dollars ($100,000) for transition services, as set forth below in Section 10 (clauses (a) and (b), together the “Payments”), in each case, subject to applicable withholdings. The Payments will be made on Casey’s next regular payroll date after the Effective Date, but in no event more than thirty (30) days following the Effective Date. The timing of the Payments may be subject to further restrictions under Section 409A of the Internal Revenue Code. Employee further acknowledges that, due to her retirement, she is ineligible to receive benefits/payments under the Casey’s General Stores, Inc. Officer Severance Plan.
4.Consideration and Revocation Period (Older Workers Benefit Protection Act and Advice of Counsel). Employee has twenty-one (21) calendar days from the delivery of this Agreement to review and consider it before signing, but in no event may this Agreement be signed prior to the Retirement Date.  It will become null and void if not signed within the twenty-one (21) day period.  Any non-material modifications to this Agreement do not restart or affect the original twenty-one (21) day period. Employee may revoke this Agreement within seven (7) days of signing it.  Revocation must be made by e-mailing a notice of revocation to Chad Frazell at chad.frazell@caseys.com. To be effective, the revocation must be received no later than the seventh day of the revocation period.  If Employee does not revoke this Agreement, it shall go into effect on the eighth day after it is signed. Employee is advised to consult an attorney with regard to this situation and prior to, and in connection with, evaluating and signing this Agreement.

5.General Release and Exceptions. In consideration of the Payments, Employee on her own behalf and on behalf of her attorneys, heirs, executors, administrators, successors and assigns, hereby fully, finally and forever releases and discharges Casey’s and any and all Affiliated Entities (for purposes of this Agreement, “Affiliated Entities” includes all directly or indirectly owned or controlled subsidiary companies or entities of Casey’s, and each of their predecessors, successors, assigns, and all of their current and former officers, owners, directors, agents, representatives, attorneys, insurers and employees) of and from all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, actions, causes of action, suits, damages, rights, entitlements, costs, debts, losses and expenses, of any and every nature whatsoever, whether known or unknown, and even if Employee would not have entered into this Agreement had Employee known about them, which Employee now has or may later claim to have against Casey’s or any Affiliated Entities, individually or collectively, as a result of any and all actions, omissions, transactions, occurrence, or events of Casey’s or any Affiliated Entities or in any way related to Casey’s or its operations, Employee’s employment with Casey’s or any Affiliated Entity or Employee’s separation from such employment, occurring through the date Employee signs this Agreement (collectively, the “General Release”).

(a)    The General Release further includes, without limitation:

(i)Claims for harassment, discrimination and retaliation, and those pursuant to the Family and Medical Leave Act (FMLA), 29 U.S.C. §2601; the Age Discrimination in Employment Act (ADEA), 29 U.S.C. §621, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000, et seq.; the Americans With Disabilities Act, 42 U.S.C. §12101, et seq.; the Equal Pay Act, 29 U.S.C. §621, et seq.; 42 U.S.C. §1981; the Civil Rights Act of 1991; the False Claims Act, 31 U.S.C. § 3729, et seq.; claims under the Rehabilitation Act of 1973, 29 U.S.C. §701, et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981, et seq.; the Employee Retirement Income Security Act of 1974 (ERISA), as amended, 29 U.S.C. § 1001, et seq.; the National Labor Relations Act, 29 U.S.C. §151-169; the Occupational Safety and Health Act, 29 U.S.C. §651, et seq.; Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §2101, et seq.; claims under the Iowa Civil Rights Act; and any others under any applicable federal, state or other law, statute, constitution, ordinance or regulation; and

(ii)Wage-related claims, including but not limited to those related to the under or non-payment of wages, off-the-clock work, vacation or sick pay, paid or unpaid time off, overtime/premium pay, front/back pay, make-up time, accommodation for any disability, expenses, separation of employment, employment classification, failure to provide meal/rest breaks, paystub violations, timeliness of wages, employment-related penalties and liquidated damages, and any contractual rights or privileges; and

(iii)Tort-based or equitable claims, including but not limited to wrongful discharge, fraud, intentional/negligent misrepresentation, concealment, defamation, breach of fiduciary duty, infliction of emotional distress, interference with contract or economic advantage, unfair/unlawful business practices, invasion of privacy, conversion or declaratory relief; and

(iv)Claims for attorneys’ fees or costs arising or related to those matters released herein.

(b)    Employee further acknowledges and represents that:

(i)Except with regard to the Payments, Employee possesses no outstanding claims for any compensation or benefits, whether by contract or law; and

(ii)The Payments provided by Casey’s in this Agreement are adequate and satisfactory in exchange for the General Release provided by Employee and the other promises and representations Employee makes to Casey’s in this Agreement; and

(iii)All, if any, known workplace injuries or occupational diseases were timely reported to Casey’s, and currently Employee has no known workplace injuries or occupational diseases that have not been reported. Employee has no pending workers’ compensation claims. This Agreement is not related in any way to any claim for workers’ compensation benefits, and Employee has no basis for such a claim.

(c)    Employee also agrees to secure the dismissal, with prejudice, of any proceeding, grievance, action, charge or complaint, if any, that Employee or anyone else on Employee’s behalf has filed or commenced against Casey’s or any Affiliated Entity with respect to any matter involving Employee’s employment with Casey’s or any Affiliated Entity, Employee’s separation from such employment or any other matter that is the subject of the General Release.

(d)    Provided however:

(i)This Agreement and the General Release is not intended to waive Employee’s entitlement to (v) vested benefits under any 401(k) plan, (w) payment of final wages, which will be paid in accordance with Casey’s policies and applicable law, (x) Employee’s fiscal-year 2022 annual incentive program payment, prorated through the Retirement Date, and subject to achievement of applicable performance goals, which shall be paid to Employee at a time consistent with the other similarly situated Casey’s participants (but no event more than two-and-one-half months after the end of Casey’s 2022 fiscal year), (y) Employee’s rights under outstanding and unvested equity awards, subject in each case to the provisions of the applicable award agreements; and (z) advancement and indemnification with respect to Employee’s service as an officer of the Company or any Affiliated Entities, which shall continue without regard to Employee’s retirement.

(ii)This Agreement and the General Release do not apply to or include any claims that cannot be released or waived by law or private agreement (including, but not limited to, workers’ compensation claims, if available), actions to enforce this Agreement or to acts or practices which occur after the date Employee executes this Agreement.

(iii)This Agreement and the General Release do not preclude Employee from consulting with legal counsel or communicating with, providing information to, or filing, testifying, assisting or participating in a charge, complaint, investigation or proceeding with the Equal Employment Opportunity Commission (EEOC), the Iowa Civil Rights Commission (ICRC) or applicable local agency, the Occupational Safety and Health Administration (OSHA), the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB) or any other federal, state or local governmental or law enforcement agency or commission (“Government Agencies”). However, Employee agrees that the Payments shall be the sole relief provided to her and she releases and waives any right to monetary recovery, reinstatement or other personal relief from such Government Agencies arising from such claims, except that Employee is expressly permitted to accept a whistleblower award from the SEC pursuant to Section 21F of the Securities Exchange Act of 1934 or from any other Governmental Agencies.

(iv)Nothing in this Agreement and General Release is intended to or shall limit or restrict Employee’s right to engage in protected activity, including but not limited to participating in concerted activity under the National Labor Relations Act.

6.Return of Casey’s Property/Confidential Information. Immediately following the Retirement Date, Employee will return to Casey’s all of its property in her possession, custody or control, including but not limited to its contracts, records, files and correspondence, which relate to or reference Casey’s or the Affiliated Entities and which were provided by Casey’s or any Affiliated Entity or obtained as a result of Employee’s employment, and any Casey’s or any Affiliated Entities’ vehicles, keys, phones, laptops, computers, financial documents, operational materials, manuals, general work files and similar items. Employee also acknowledges that in this position with Casey’s, she obtained confidential business and proprietary information regarding Casey’s and the Affiliated Entities. Employee agrees that she has not made and will not disclose any such information nor make any such information known to any member of the public, any competitor of Casey’s or any other person not designated in writing by Casey’s. This paragraph is not intended to preclude Employee from testifying truthfully in any court of law or being fully and candidly involved in an investigation or proceedings before a Governmental Agency.

7.Defend Trade Secrets Act. Notwithstanding the confidentiality obligations herein, pursuant to 18 U.S.C. Section 1833(b), neither Employee nor any other party bound hereunder shall be held criminally or civilly liable under any federal or state trade secret law for the disclosure of confidential information or a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.Non-Solicitation/Non-Disturbance. Employee agrees that for a period of one (1) year following the Retirement Date, she shall not directly or indirectly (such as by providing information or assistance to any other person or entity): (i) solicit or encourage any person who was an employee of Casey’s (or any Affiliated Entity) during the time Employee was employed to leave the employ of the Company (or any Affiliated Entity); or (ii) interfere with, disrupt or attempt to disrupt, any existing relationship, contractual or otherwise, between Casey’s (or any Affiliated Entity) and any employee, customer, client, supplier or agent of Casey’s (or any Affiliated Entity).

9.Non-Competition. Employee agrees that for a period of six (6) months following the Retirement Date, she will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, that is a competitor of Casey’s without the prior written consent of Casey’s, which consent shall not be unreasonably withheld.

Notwithstanding the foregoing, nothing herein shall prohibit Employee from owning not more than 2% of the equity securities of a publicly traded corporation engaged in a business that is a competitor of Casey’s or any of its subsidiaries, so long as Employee (i) has no active participation in the business of such corporation and (ii) is not a controlling person of, or a member of a group which controls, such publicly traded corporation. For purposes of this Section 9, the word “competitor” means any person or entity engaged, directly or indirectly through a subsidiary or affiliate, in the business of operating retail “convenience stores”; gasoline stations, travel plazas or other vehicle fuel outlets; or “quick serve” pizza restaurants or other “fast food” pizza outlets, in each case, in two or more states, at least one of which is a state in which Casey’s has operations or that Employee knows is a state in which Casey’s is actively considering the establishment of operations.

10.Transition Services. Employee agrees that, for a period of twelve (12) months following the Retirement Date, she will cooperate with and reasonably assist Casey’s with the orderly transition of her duties and will be reasonably available to Casey’s and its representatives with regard to questions, inquiries and other details related to any matter, project, initiative or effort that Employee was involved with while employed by Casey’s or any Affiliated Entity.

11.Participation in Future Actions. Employee agrees to cooperate with Casey’s regarding any pending or subsequently filed litigation, claims or other disputed items involving Casey’s or any Affiliated Entity that relate to matters within her knowledge or responsibility during her employment with Casey’s or any Affiliated Entity. Without limiting the foregoing, Employee agrees (i) to meet with Casey’s representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide Casey’s with notice of contact by any adverse party or such adverse party’s representative except as may be required by law. Casey’s will reimburse Employee for all reasonable expenses in connection with the cooperation described in this paragraph.

12.Non-Disparagement. Employee agrees not to intentionally make, or intentionally cause any other person to make, any public statement that is intended to criticize or disparage Casey’s or the Affiliated Entities. Casey’s agrees to use commercially reasonable efforts to cause its executive officers as of the date hereof not to intentionally make, or intentionally cause any other person to make, any public statement that is intended to criticize or disparage Employee. This Section 12 shall not be construed to prohibit any person from responding publicly to incorrect public statements, from making truthful statements when required by applicable law, regulation, subpoena or legal process, in enforcing this Agreement, or in exercising those rights as set forth above in Section 5(d).

13.Injunctive Relief and Forfeiture. Employee acknowledges that monetary damages may be an insufficient remedy for any breach or threatened breach of Sections 6, 8, 9, 10, 11 and 12. As such, Casey’s shall be entitled to seek injunctive relief without having to prove actual damages, and without any requirement to post a bond or other security. All rights and remedies are cumulative and in addition to any other rights or remedies to which Casey’s may be entitled at law or in equity. In addition to any other remedies that may be available to Casey’s under this Agreement, in the event of any breach by Employee of Sections 6, 8, 9, 10, 11 and 12, Employee shall forfeit without payment therefor any unpaid portion of the Payments.

14.Judicial Modifications. Although the obligations and restrictions contained in Sections 6, 8, 9, 10, 11 and 12 are considered by the Parties to be fair and reasonable, it is recognized that restrictions of such nature may fail for technical reasons, and accordingly it is hereby agreed that if any of such restrictions shall be adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, the obligations and restrictions contained in Sections 6, 8, 9, 10, 11 and 12 shall be enforced to the maximum extent permitted by law, and the parties consent and agree that such scope or wording may be accordingly judicially modified in any proceeding brought to enforce or interpret such restrictions.

15.No Admission of Liability. By entering into this Agreement, Casey’s does not admit, expressly or impliedly, that it or any of its employees, agents or otherwise, have engaged in any wrongdoing whatsoever or that Employee’s rights have been violated in any way. To the contrary, any such liability or wrongdoing is expressly denied.

16.Tax Consequences. The Parties shall be solely responsible for their own tax consequences arising from this Agreement and the Payments, except that the Payments shall be subject to withholding and deductions as Casey’s may reasonably determine it should withhold or deduct pursuant to any applicable law or regulation. The Parties are not making any tax-related representations to one another, are not relying on any tax-related representations from one another and have had the opportunity to consult their own tax and legal professionals. Employee will be issued applicable tax documents for the Payments.

17.Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all other agreements and understandings between them (whether written, oral or implied) related to its subject matter. No modification, amendment or waiver shall be effective unless approved in writing by the Parties.

18.Severability. The terms and provisions of this Agreement shall be considered to be separable and independent of each other. In the event any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid or unlawful, such finding shall not affect the validity or effectiveness of any or all of its remaining terms and provisions.

19.Governing Law/Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Iowa. Any disputes arising out of or related to this Agreement shall be resolved in the state or federal courts, as applicable, located in Polk County, Iowa, and the Parties hereby waive any and all arguments of inconvenient forum or other challenges to such venue.
20.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all together shall be deemed one and the same instrument. Fax and e-mail (.pdf) signatures shall have the same force and effect as originals.

21.Costs and Fees. The Parties shall bear their own costs and attorneys’ fees in any manner related to or arising out of the subject matter of this Agreement, any other claims or issues released herein and/or for the preparation and execution of this Agreement.

22.Further Representations. Employee represents that: (i) prior to signing she has read and fully understands this Agreement; (ii) prior to signing she was advised to, and has had the opportunity to consult with, an attorney of her own choosing and to have the consequences of this Agreement fully explained; (iii) she is not executing this Agreement in reliance on any promises, representations or inducements other than those contained in this Agreement; (iv) she is executing this Agreement knowingly and voluntarily, free of any duress or coercion; and (v) she has not transferred, assigned or otherwise disposed of any of her rights in any manner related to the matters released hereunder.

Employee may revoke this Agreement for a period of seven (7) calendar days following the date Employee signs this Agreement. Revocation must be made by e-mailing a notice of revocation to Chad Frazell at chad.frazell@caseys.com. To be effective, the revocation must be received no later than the seventh day of the revocation period.  If Employee does not revoke this Agreement, it shall go into effect on the eighth day after it is signed. Employee is advised to consult an attorney with regard to this situation and prior to, and in connection with, evaluating and signing this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates below:

EMPLOYEE: /s/ Julia L. Jackowski By: Julia L. Jackowski Date: November 1, 2021	CASEY’S GENERAL STORES, INC.: /s/ Chad Frazell By: Chad Frazell Date: November 8, 2021